Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release ("Separation Agreement" or “Agreement”) dated as of January 22, 2016 is entered into by and between J. Duncan Smith ("Executive" or "you") and USA Technologies, Inc. (the "Company"), and confirms the agreement that has been reached with you in connection with your separation from the Company.

1.             Termination of Employment. You agree that your separation shall be effective as of January 22, 2016 (the "Separation Date") and, as of such date, you shall: (a) resign from and cease to be employed by the Company and each and every subsidiary or affiliate of the Company in all capacities, including but not limited to, your capacity as Chief Financial Officer; and (b) execute and deliver to the Company the Resignation Letter attached hereto as Exhibit "A."

2.             Consideration.  In consideration of Executive entering into this Separation Agreement, the Company shall provide the Executive the following:

a.	Compensation. Within five (5) business days of your execution of this Separation Agreement, the Company shall pay you an amount equal to one month’s salary, less withholding of taxes and other deductions required by law.

b.	Health and Dental Insurance. If you timely elect continued group medical and dental insurance coverage pursuant to COBRA, the Company will pay directly the COBRA premium payments for you and your daughter for the first six (6) months following the Separation Date. The Company agrees to timely provide Executive the necessary documents to elect COBRA coverage for himself and his daughter.

c.	Paid Time Off. Within five (5) business days of your execution of this Separation Agreement, the Company shall provide you an amount that is attributable to any hours of your paid time off ("PTO") in accordance with the PTO Policy of the Company.

d.	Attorneys’ Fees. The Company shall pay up to five-thousand dollars ($5,000) toward the Executive’s legal fees in negotiating this Agreement.

e.	Unemployment Compensation. The Company agrees not to contest any claim the Executive may make for unemployment compensation.

f.	Indemnification. The Company agrees to indemnify the Executive as set forth in Paragraph 10 of this Separation Agreement.

3.             No Other Payments, Benefits, or Stock. After the Separation Date, you have relinquished any right to receive, and you will not receive, base salary, annual or other bonus, any Company stock or stock options , life insurance coverage, long-term disability coverage, supplemental disability coverage, automobile allowance, 401(k) plan contributions, or prospective paid vacation and holiday compensation. You shall not participate or receive any benefits under the Company's fiscal year 2016 short-term cash incentive plan, which was approved by the Board of Directors of the Company (the "Board") on July 24, 2015 and modified on July 29, 2015, or the fiscal year 2016 long-term stock incentive plan, which was approved by the Board on July 24, 2015. The only monetary payments and benefits you shall receive are those set forth in paragraph 2 hereof, together with the indemnification rights in accordance with paragraph 10 hereof.

4.             Cooperation. From and after the date hereof, you agree that you will diligently and in good faith cooperate with the Company, its subsidiaries and affiliates, and any of their officers, directors, shareholders, agents, or employees with respect to: (a) requests for information about the business of the Company or its subsidiaries or affiliates or your involvement or participation therein; (b) any investigation or review by the Company, the Company' s insurance carriers, or any federal, state or local regulatory, quasi-regulatory or self governing authority (including, without limitation, the Securities and Exchange Commission (the "SEC")), as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company; and (c) any threatened or pending litigation against or involving the Company, including making yourself available for interviews with attorneys and for depositions, searching for, identifying, and producing documents, electronic media, and information, providing truthful testimony as a witness or in affidavits, and participating in legal discovery at the request of the Company or its attorneys, without the necessity of subpoenas or formal legal process.

5.             Company Property. On the date hereof, you shall return to the Company all Company property in your possession or use, including, without limitation, all Company business plans, documents, files, fax machines, printers, cell phones, iPads, desktop computers, credit cards, building access cards and keys, other electronic equipment, and any records, software, or other data from your personal computers or laptops which are not themselves Company property, however stored, relating to the Company.

6.             Standstill Agreement. You will not do any of the following, directly or indirectly, without the prior written consent of the Company' s Board for a period commencing on the date hereof and ending on January 22, 2026:

a.            acquire or seek to acquire, in the aggregate, more than one percent (1%) of the then outstanding Common Stock or Series A Convertible Preferred Stock of the Company (jointly and severally, the "Voting Securities");

b.            solicit proxies (or written consents), become a "participant" in a "solicitation," as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-l of Regulation 14A, respectively, under the Securities Exchange Act of 1934 (the "Exchange Act"), or join in or participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) soliciting proxies (or written consents) in each case with respect to any Voting Securities of the Company in opposition to the recommendation or proposal of the Board with respect to: (i) the election of directors to the Board; (ii) any Section 14a-8 shareholder proposals to be voted on at an annual or special meeting of shareholders; or (iii) the amendment of any provision of the Company's Articles of Incorporation or By-laws;

c.            nominate persons for election to, or seek to remove any person from, the Board, propose any other business at any annual or special meeting of shareholders, or solicit written consents to take any action that would require that notice to the Company be provided pursuant to Section 3.02 of the Company's By-laws;

d.            seek to initiate or join in, directly or indirectly, any merger, consolidation, recapitalization, liquidation, or other business combination that would be in opposition to the recommendation or proposal of the Board with respect thereto;

e.            commence or encourage any derivative action in the name of the Company or any class action against the Company with respect to any facts or events relating to your resignation or the reasons therefor; or

f.         knowingly take any action to: (i) advise, assist, encourage, or finance any person in connection with any of the foregoing; (ii) publicly suggest or announce a desire to engage in a transaction that would result in any of the foregoing; or (iii) waive, modify, or amend any provision of this paragraph 6.

Notwithstanding the foregoing, nothing in this Separation Agreement shall prohibit or restrict you from: (A) voting any or all of your Voting Securities of the Company in your discretion; or (B) complying with any disclosure or other obligations under the rules and regulations of the SEC or other securities laws.

7.             Confidentiality.

a.            You shall not, directly or indirectly, at any time from and after the date hereof, make any use of, exploit, disclose, or divulge to any other person, firm, or corporation, any confidential information, including but not limited to, proprietary information, trade secret, business secret, financial information, financial projections, documents, process, procedures, know-how, data, marketing information, marketing method, marketing means, software information, intellectual property, special arrangement, or any other confidential information concerning the business or policies of the Company, or concerning the Company' s customers, clients, accounts, or suppliers, that you learned as a result of, in connection with, through your employment with, or through your affiliation with the Company, but not information that can be shown through documentary evidence to be in the public domain, or information that falls into the public domain, unless such information falls into the public domain by your direct or indirect disclosure or other acts. You agree to use your best endeavors to prevent the unauthorized disclosure or publication of confidential information.

b.           Any disclosure by you of any confidential information pursuant to applicable federal, state, or local law, regulation, or a valid subpoena or order issued by a court or governmental agency of competent jurisdiction (a "Legal Order") shall be subject to the terms of this subparagraph b. Prior to making any such disclosure, you shall provide the Company with:

(i) to the extent permitted by law, prompt written notice of such requirement so that the Company may seek a protective order or other remedy, and said notice shall be provided by you to the Company no more than four (4) business days after your receipt of the request for disclosure; and

(ii) reasonable assistance in opposing such disclosure or seeking a protective order or other limitations on disclosure.

If, after providing such notice and assistance as required in this subparagraph b, you remain subject to a Legal Order to disclose any confidential information, you shall disclose no more than that portion of the confidential information that, on the advice of your legal counsel, such Legal Order specifically requires you to disclose and, upon the Company's request and expense, shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such confidential information will be afforded confidential treatment.

8.             Non-Disparagement.

a.            You  agree that you will not express, orally or in writing, any disparaging or unfavorable remarks, comments, or criticisms with regard to the Company  including its  directors, officers, executives, shareholders, management, employees, agents, attorneys, and representatives concerning any action taken or statement made by any of them prior to the date of this Separation Agreement. You further agree that you will refrain from engaging in any publicity or any other activity that damages or impairs, or could damage or impair, the business, goodwill, or reputation of the Company and its directors, officers, executives, shareholders, management, employees, agents, attorneys or representatives concerning any action taken or statement made by any of them prior to the date of this Agreement. Your  obligations under this subsection  shall not apply to, and nothing in this subsection  shall restrict you  from, making, expressing, or releasing any such statements in connection with or arising out of: (i) any legal action, claim, or proceeding whatsoever, including but not limited to, any arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any federal, state, or local court or governmental agency, department, board, body, or arbitrator, or similar panel or body, or any internal investigation conducted by the Board; or (ii) compliance with or observance of any rule, law, regulation, decree, or order.

b.           The Company agrees that neither it, its executive officers, nor the Board will express, orally or in writing, any disparaging or unfavorable remarks, comments, or criticisms with regard to you concerning any action taken or statement made by you prior to the date of this Separation Agreement. The obligations under the prior sentence shall not apply to, and nothing in the prior sentence shall restrict the Company, its executive officers, or the Board from, making, expressing, or releasing any such statements in connection with or arising out of: (i) any legal action, claim, or proceeding whatsoever, including but not limited to, any arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any federal, state, or local court or governmental agency, department, board, body, or arbitrator, or similar panel or body, or any internal investigation conducted by the Board; or (ii) compliance with or observance of any rule, law, regulation, decree, or order.

c.            Nothing in this Separation Agreement shall be construed to prohibit you, the Company, its executive officers, or the Board from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by, any federal or state government agency or self-regulatory organization.

d.            The terms of this paragraph 8 shall survive the termination of this Agreement indefinitely.

9.             Release.

a.            You  agree that, in consideration of this Separation Agreement, you  hereby fully, forever, irrevocably, and unconditionally remise, waive, release, and discharge any and all claims, rights, complaints, causes of action, suits, damages, costs, attorneys' fees, charges, liabilities, or obligations of any kind, nature, or description whatsoever, which you  ever had, now have, or may have in the future against the Company and any of its  subsidiaries or affiliated companies, and their respective successors and assigns, current and former officers, agents, directors, attorneys, representatives, and employees, and their respective successors and assigns, heirs, executors, and personal and legal representatives (jointly, the “Company Released Parties” and severally, the “Company Released Party”), based on any act, event, or omission occurring before you execute  this Separation Agreement arising out of, during, or relating your  employment or services with the Company or the termination of such employment or services, or any other actions or omissions whatsoever taken by any Company Released Party occurring from the beginning of time to the present. This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, known or unknown, under: (i) common law, including but not limited to claims for attorneys' fees, expenses, breach of express or implied duties, wrongful termination, defamation, negligence, fraud, invasion of privacy, promissory estoppel, interference with contractual relations, or violation of public policy; (ii) any policies, practices, or procedures of the Company; (iii) any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq. , the Civil Rights Act of 1866 and 1871 , the Americans With Disabilities Act, 42 § 12101 et seq. , the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. § 1001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, 29 U.S.C. § 2601 et. seq.; (iv) the Pennsylvania Human Relations Act; (v) any contract of employment, express or implied; and (vi) any provision of any other law, common or statutory, of the United States, Pennsylvania, or any applicable state.

b.            Notwithstanding paragraph 9.a. above, nothing contained in this Separation Agreement shall be deemed to release, acquit, or discharge any Company Released Party from (i) claims to enforce this Separation Agreement; or (ii) claims to rights of defense or indemnification, as more fully set forth in Paragraph 10.

c.            For the purpose of implementing a full and complete release, you understand and agree that this Separation Agreement is intended to waive and release all claims, if any, which you may have and which you may not now know or suspect to exist in your favor against any Company Released Party, and this Separation Agreement extinguishes those claims.

d.            By signing this Separation Agreement, you  represent that you have not, and will not in the future, commence any action or proceeding arising out of the matters released hereby, and that  you will not seek or be entitled to any award of legal or equitable relief in any such action or proceeding that may be commenced on your  behalf; provided, however, that nothing contained herein shall prevent or prohibit you  from bringing an action and seeking relief to enforce your rights under this Separation Agreement. You  further represent that you understand  and agree that the Company is under no obligation to offer this Separation Agreement, and that you are  under no obligation to consent to this waiver and release of claims.

10.          Indemnification of You. The Company hereby agrees that you are entitled to: coverage under, and use of, the Company's current and, if applicable, future directors’ and officers’ liability insurance; and rights to Company indemnification and claims to contribution or advancement of expenses; provided, however, that the foregoing shall be subject to the terms of the applicable existing or future insurance, applicable law, and the By-laws or Articles of Incorporation of the Company. This Paragraph 10 shall survive the termination of this Agreement.

11.          Intellectual Property. All documents, data, know-how, designs, products, ideas, equipment, inventions, names, devices, marketing information, marketing method, marketing means, materials, software programs, hardware, configurations, information, or any other materials or data of any kind developed by you on behalf of the Company or at its direction or for the Company' s use, or otherwise devised, developed, created, or invented in connection with your employment with the Company or your affiliation with the Company (whether or not during normal working hours), are and shall remain the sole and exclusive property of the Company, and you do not and shall not have any right, title, or interest whatsoever thereto. You hereby assign, transfer, and convey to the Company all of your right, title, and interest in and to any and all such inventions, discoveries, improvements, modifications, and other intellectual property rights, and you agree to effectuate, confirm, or evidence such assignment, transfer, and conveyance, including but not limited to, executing and delivering any and all applicable forms, documents, or applications required under any applicable copyright, patent, trademark, or other law, rule, or regulation.

12.          Non-Solicitation. For a period of three (3) years following the date hereof, you shall not: (a) directly or indirectly attempt to hire, or hire, any person employed by the Company; or (b) directly or indirectly interfere with the Company's relations with any person employed by it.

13.          Form 8-K. Within four (4) business days following the Separation Date, the Company shall file with the SEC a Current Report on Form 8-K reporting the events required to be reported under Item 5.02 thereof relating to your resignation and attaching a copy of this Separation Agreement as an Exhibit. The disclosure relating to your resignation shall be substantially in the form attached as Exhibit "B."

14.          Severability. If any provision of this Separation Agreement is held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall have no effect; provided, however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court of competent jurisdiction should determine that any portion of this Separation Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

15.          No Admission. This Separation Agreement is not intended, and shall not be construed, as an admission that either you or the Company have violated any federal, state, or local law (statutory or decisional), ordinance, or regulation, breached any contract, or committed any wrong whatsoever.

16.          Specific Performance. You and the Company acknowledge and agree that irreparable injury to the other party hereto would occur in the event that any provisions of this Separation Agreement were not performed in accordance with their specific terms or were otherwise breached, and that such injury would not be adequately compensable in damages. It is accordingly agreed that you and the Company shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. In the event that any party brings an action to enforce, or for breach of any of the terms of, this Separation Agreement, such action shall only be brought in the Court of Common Pleas of Chester County, Pennsylvania, and you and the Company agree to not object to the jurisdiction of that court to resolve the dispute.

17.          No Waiver. Any waiver by any party of a breach of any provision of this Separation Agreement shall not operate as or be construed to be a waiver of: (a) any other breach of such provision; or (b) any breach of any other provision of this Separation Agreement. The failure of a party to insist upon strict adherence to any term of this Separation Agreement on one or more occasions shall not be considered a waiver, nor shall it deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Separation Agreement.

18.          Successors and Assigns. All the terms and provisions of this Separation Agreement shall inure to the benefit of, and shall be enforceable by and binding upon, the heirs, personal representatives, successors, and assigns of each of the parties hereto. You may not assign either this Separation Agreement or any of its rights, interest, or obligations hereunder without the prior written approval of the Company.

19.          Entire Agreement. This Separation Agreement, including the exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and the Company, including the letter agreement between you and the Company dated July 22, 2015. There are no restrictions, agreements, promises, representations, warranties, covenants, or undertakings other than those expressly set forth in this Separation Agreement. This Separation Agreement may be amended only by a written instrument duly executed by you and the Company or their respective heirs, personal representatives, successors, or assigns. Each party and/or its or his counsel cooperated and participated in the drafting and preparation of this Separation Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Separation Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Separation Agreement shall be decided without regard to events of drafting or preparation.

20.          Headings. The paragraph headings contained in this Separation Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Separation Agreement.

21.          Notices. All notices, demands, and other communications to be given or delivered under, or by reason of, the provisions of this Separation Agreement shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) upon sending (on the date sent if a business day, or if not sent on a business day, the first business day thereafter) if sent by facsimile, with electronic confirmation thereof, provided, however, that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing and facsimile addresses set forth below; (c) one (1) day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered, if sent by any other method that results in delivery (with written confirmation of receipt):

If to the Company:

USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, PA 19355
Attn: Stephen P. Herbert, Chief Executive Officer
Facsimile: 610-989-0704

If to Executive:

J. Duncan Smith
P.O. Box 104
Bryn Mawr, PA 19010

With copy to:

Nicholas Bybel, Jr., Esquire
Bybel Rutledge LLP
1017 Mumma Road, Ste 302
Lemoyne, PA 17043
bybel@bybelrutledge.com

in each case, or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth in this paragraph 21.

22.          Governing Law. This Separation Agreement shall be governed by, and construed and enforced in accordance, with the laws of the Commonwealth of Pennsylvania, without reference to the conflict of laws principles thereof.

23.          Counterparts. This Separation Agreement may be executed in counterparts and by facsimile or e-mail in portable document format (.pdf), each of which shall be an original, but all of which together shall constitute one and the same Separation Agreement.

24.          Acknowledgment. You agree and represent that: (a) you have read carefully the terms of this Separation Agreement, including the general release; (b) you have had an opportunity to and have been encouraged to review this Separation Agreement, including the general release, with an attorney; (c) you understand the meaning and effect of the terms of this Separation Agreement, including the general release; and (d) the entry into and execution of this Separation Agreement, including the general release, is of your own free and voluntary act without compulsion of any kind; (e) no promise or inducement not expressed herein has been made to you; and (f) you have adequate information to make a knowing and voluntary waiver.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the date set forth below.

USA TECHNOLOGIES, INC.

Date: January 22, 2016	By: /s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer

Date: January 22, 2016	/s/ J. Duncan Smith
J. Duncan Smith, CPA

[Signature page]

EXHIBIT A

Resignation Letter

J. Duncan Smith
P.O. Box 104
Bryn Mawr, PA 19010

January 22, 2016

USA Technologies, Inc.
100 Deerfield Lane
Suite 140
Malvern, PA 19355

To the Corporate Secretary of USA Technologies, Inc.:

I hereby resign from all positions held by me in USA Technologies, Inc. (the “Company”) and each and every subsidiary or affiliate thereof, including from my position as Chief Financial Officer of the Company, effective on January 22, 2016. This will confirm that I am not resigning as a result of any disagreement with the Company, its management, or its Directors on any matter relating to the operations, policies, or practices of the Company.

Sincerely,

J. Duncan Smith, CPA

EXHIBIT B

Form 8-K Disclosure

(b) Effective January 22, 2016, James Duncan Smith resigned as Chief Financial Officer of USA Technologies, Inc. (the "Company"). Mr. Smith's resignation was not due to any disagreement with the Company, its management or Directors on any matter relating to the operations, policies or practices of the Company.

(e) On January 22, 2016, the Company and Mr. Smith entered into a Separation Agreement and Release (the "Separation Agreement"). Pursuant to the Separation Agreement, Mr. Smith resigned as Chief Financial Officer of the Company, effective January 22, 2016. The Separation Agreement provides that Mr. Smith shall cooperate with the Company with respect to, among other things, requests for information about the business of the Company. Mr. Smith has released the Company and certain other parties from and against any and all claims he may have.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.